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                                                                    EXHIBIT 99.1

                                  PRESS RELEASE

FOR IMMEDIATE RELEASE

       DEPOSITION SCIENCES ANNOUNCES ORDERS FOR ISOSPHERE(TM) BALL LENSES

CLEVELAND, OHIO, SEPTEMBER 12, 2000 - ADVANCED LIGHTING TECHNOLOGIES, INC. (NASDAQ: ADLT) today announced its Deposition Sciences, Inc (DSI) subsidiary had received recent orders from Lucent Technologies Microelectronics Group for DSI's IsoSpherE(TM) Ball Lenses. These orders, totaling approximately $600,000 are expected to be delivered within the next six months. IsoSphere Ball Lenses are one member of DSI's line of collimating micro-optics, and are made using DSI's proprietary IsoDyn(TM) low pressure chemical vapor deposition process.

"DSI's micro-optic products such as the IsoSphere Ball Lenses can be used where it is necessary to collect light leaving a fiber optic, or to focus light into a fiber optic," explains Dr. Don Rogers, Manager of DSI's Telecommunications Group. "We believe that these orders from Lucent demonstrate the acceptance of the IsoSphere product and applications. Growing demand for these products from other telecommunications customers support this view."

IsoSphere Ball Lenses are available in a variety of configurations for various specific applications, and can be configured so that one lens provides very low insertion losses in both the 1310 nm band and the 1550 nm band (including both C and L bands). Other applications include use with pump lasers at 980 nm and 1480 nm, and expanded beam devices. IsoSphere lenses are available in a wide variety of sizes (including as small as 250 microns) and indices, providing the optical device designer with new design options.

DSI, a wholly owned subsidiary of Advanced Lighting Technologies, Inc, is an advanced thin film coating company located in Santa Rosa, CA. Current telecommunications products include WDM filters, highly reflective films for DWDM applications, optical fiber assemblies, and collimating micro-optics that reduce insertion losses in DWDM, metro, and optical switching systems. DSI's patented and proprietary coating equipment, advanced thin film deposition processes, and specialized measurement capabilities are key elements in manufacture of these products.

Except for historical information contained herein, the matters discussed in this news release are forward-looking statements that involve risks and uncertainties, including the timely development and market acceptance of new products, the timely and successful implementation of cost reduction and cash flow initiatives, the impact of the initiatives on relationships with customers, suppliers, and employees, the ability to provide adequate incentives to retain and attract key employees, the integration of acquired operations, the impact of competitive products and pricing, and other risks detailed from time to time in ADLT's EDGAR filings with the Securities and Exchange Commission. In particular, see "Risk Factors" in the Company's Form 10-K/A 3 for the fiscal year ended June 30, 1999.

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The Company's actual results could differ materially from those anticipated in these forward-looking statements.

Advanced Lighting Technologies, Inc. is an innovation-driven designer, manufacturer, and marketer of metal halide lighting products, including materials, system components, systems, and production equipment with operations and affiliates in North America, Europe, the Pacific Rim and Australia.

For further information, contact:

Lisa Barry
Investor Relations
Advanced Lighting Technologies, Inc.
440/836-7111